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                                                                   Exhibit 10.30

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "Agreement"), made as of the 9th day of October, 2002, is entered into by VistaCare, Inc., a Delaware corporation with its principal place of business at 8125 North Hayden Road, Suite 300, Scottsdale, Arizona 85258 (the "Company"), and Carla A. Davis, an individual residing at 124 Cove Court, Irmo, South Carolina 29063 (the "Executive").

                                    Recitals:

         WHEREAS, the Executive is an executive officer of the Company; and

         WHEREAS, the Company and the Executive wish to provide for certain payments and benefits to the Executive in the event the Executive's employment by the Company is terminated under certain circumstances.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

            (a) "Board" means the Board of Directors of the Company.

            (b) "Cause" shall mean: (i) the Executive's willful failure to attempt in good faith to follow the legal written directions of the Board or the Chief Executive Officer (the "CEO"), which is not cured within ten (10) days following receipt by the Executive of written notice from the Board or the CEO specifying the details thereof, (ii) the Executive's conviction of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (iii) the Executive's commission of an act constituting fraud, embezzlement, larceny or theft with regard to the Company that is of a material nature (other than good faith expense account reimbursement disputes) or (iv) willful misconduct by the Executive with regard to the Company that has a material adverse effect on the Company. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done by her not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.

            (c) "Change in Control" means (i) the acquisition by a person, party or a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of outstanding capital stock of the Company representing more than 50% of the combined voting power of all voting securities of the Company entitled to vote generally in the election of directors, excluding acquisitions from the Company, (ii) a change of a majority of the Board, without the approval or consent of the members of the Board before such change, (iii)


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the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization or asset sale, unless the owners of the capital stock of the Company immediately before such transaction continue to own, in substantially the same proportions as before such transaction, capital stock of the acquiring or succeeding entity representing more than 50% of the combined voting power of all voting securities of such acquiring or succeeding entity entitled to vote generally in the election of directors, or (iv) the approval of a liquidation or dissolution of the Company.

            (d) "Confidential Information" means all trade secrets and other information of a business, financial, marketing, technical or other nature pertaining to the Company or any of its subsidiaries or affiliates, including information of others that the Company or any of its subsidiaries or affiliates has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive, was known by the Executive prior to the Executive's affiliation with or employment by the Company or which the Executive is required to disclose by legal process.

            (e) "Disability" means the failure of the Executive, due to physical or mental disability, to perform the services reasonably contemplated by her position for a period of either (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days, whether or not consecutive, during any 360-day period.

            (f) "Good Reason" means any of the following events (unless consented to by the Executive in writing): (i) a material diminution in the Executive's duties, responsibilities or the assignment to the Executive of duties or responsibilities that are inconsistent in a material and adverse way with her then position; (ii) a reduction in the Executive's base salary; (iii) a requirement by the Company that the Executive's principal place of work be moved to a location more than thirty-five (35) miles away from Scottsdale, Arizona; or
(iv) a change in the Executive's title to a lesser title.

            (g) "Per-Share Equity Value" means (i) the total amount of cash and the fair market value of all other property paid directly or indirectly by an acquiror to the Company and/or its equity security holders in connection with a Sale of the Company, divided by (ii) the total number of outstanding shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), immediately before the closing of a Sale of the Company transaction, assuming the conversion of all shares of capital stock convertible into the Company and the exercise of all warrants, options and other rights to purchase the Common Stock. The value of any securities issuable in connection with a Sale of the Company (whether debt or equity) freely tradable in an established public market will be determined on the basis of the last closing price in such market five (5) days prior to the consummation of the Sale of the Company (the "Valuation Date"), and the value of securities not freely tradable (or having no established market) or other property will be the fair market value of such securities or other property on such Valuation Date as determined in good faith by the Board.

            (h) "Sale of the Company" means (i) the acquisition by a person, party or a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of outstanding capital stock of the Company representing more than 50% of


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the combined voting power of all voting securities of the Company entitled to vote generally in the election of directors, excluding acquisitions from the Company, or (ii) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization or asset sale, unless the owners of the capital stock of the Company immediately before such transaction continue to own, in substantially the same proportions as before such transaction, capital stock of the acquiring or succeeding entity representing more than 50% of the combined voting power of all voting securities of such acquiring or succeeding entity entitled to vote generally in the election of directors.

         2. Employment At-Will Acknowledgement. The Executive acknowledges and agrees that her employment by the Company is "at-will" and as such may be terminated by the Company at any time, with or without cause, subject to the provisions of this Agreement.

         3. Compensation Upon Termination of Employment Prior to Change in Control. If prior to a Change in Control the Executive's employment by the Company is terminated by the Company for any reason other than Cause or the Executive's death or Disability or is terminated by the Executive for Good Reason, the Company shall:

            (a) pay to the Executive within five (5) days after the date of her employment termination all accrued but unpaid salary, bonus and vacation pay, if any;

            (b) continue to pay to the Executive her then current salary in bi-weekly installments for twelve (12) months after the date of her employment termination;

            (c) continue to provide the Executive for twelve (12) months after the date of her employment termination with the health and life insurance benefits she would have received had her employment by the Company not terminated or substantially the equivalent coverage (or the full value thereof in cash); and

            (d) promptly reimburse the Executive for any and all legal fees and expenses incurred by her to enforce the provisions of this Agreement.

         4. Compensation Upon Termination of Employment After Change in Control. If within two (2) years following a Change in Control the Executive's employment by the Company is terminated by the Company for any reason other than Cause or the Executive's death or Disability or is terminated by the Executive for Good Reason, the Company shall:

            (a) pay to the Executive within five (5) days after the date of her employment termination all accrued but unpaid salary, bonus and vacation pay, if any;

            (b) pay to the Executive within thirty (30) days after the date of her employment termination a lump sum amount equal to two (2) times her then current annual salary;

            (c) continue to provide the Executive for two (2) years after the date of her employment termination with the health and life insurance benefits she would have received had


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her employment by the Company not terminated or substantially the equivalent coverage (or the full value thereof in cash); and

            (d) promptly reimburse the Executive for any and all legal fees and expenses incurred by her to enforce the provisions of this Agreement.

         5. Acceleration of Option Vesting. If the Executive's employment is terminated and she is entitled to payments and benefits contemplated by Section 4, the vesting of all options granted by the Company to the Executive to purchase shares of the Company's capital stock shall be accelerated in full.

         6. Transaction Fee. (a) If there is a Sale of the Company prior to December 31, 2006, the Executive shall be entitled to a fee (a "Transaction Fee") equal to the amount specified in the table below corresponding to the date on which such transaction closes; provided, however, that no Transaction Fee shall be payable if the Per-Share Equity Value is less than $5.00 (appropriately adjusted for stock splits, combinations, stock dividends, recapitalizations and the like affecting the Common Stock) or if the Executive is not employed by the Company on the closing date of such transaction.


                      9/30/02 - 12/31/02                    $ 1,000,000
                      1/1/03 - 12/31/03                     $   800,000
                      1/1/04 - 12/31/04                     $   600,000
                      1/1/05 - 12/31/05                     $   400,000
                      1/1/06 - 12/31/06                     $   200,000


            (b) If the terms of a transaction constituting a Sale of the Company provide for escrowed, contingent or installment payments, the portion of the Transaction Fee relating to such payments shall be paid if and when such payments are actually received by the security holders and/or the Company.

            (c) The Transaction Fee shall be payable in the same form and in the same proportion as the consideration received by the Company and/or its security holders in connection with the Sale of the Company.

         7. Confidentiality. (a) The Executive will not at any time, directly or indirectly, disclose or divulge, except as required in connection with the performance of the Executive's duties for the Company, any Confidential Information acquired by the Executive during or in connection with the Executive's affiliation with or employment by the Company.

            (b) The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as required in connection with the performance of the Executive's duties for the Company.


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            (c) Upon the Company's request at any time and for any reason, the
Executive shall immediately deliver to the Company all materials (including all copies) in the Executive's possession which contain or relate to Confidential Information.

         8. Non-competition and Non-solicitation. The Executive agrees that prior to the termination of the Executive's employment with the Company for whatever reason, and thereafter for two years:

            (a) the Executive will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, engage in or assist any other person to engage in the business of providing hospice services in competition with the Company or any of its subsidiaries; and

            (b) the Executive will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, solicit or hire from the Company or any of its subsidiaries or affiliates, or otherwise materially interfere with the business relationship of the Company or any of its subsidiaries or affiliates with, (i) any person who is, or was within the six-month period immediately prior to the termination of the Executive's employment with the Company, employed by or associated with the Company or any of its subsidiaries or affiliates or (ii) any person or entity who is, or was within the six-month period immediately prior to the termination of the Executive's employment with the Company, a patient referral source for the Company or any of its subsidiaries or affiliates.

         9. Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 7 and 8 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 7 and 8 herein. The foregoing provisions of Sections 7 and 8 herein shall survive the termination of this Agreement and shall continue thereafter in full force and effect in accordance with the terms of Sections 7 and 8 herein for the periods of time contemplated thereby.

         10. Release. It shall be a condition of the Company's obligation to make the payments and provide the benefits contemplated by Sections 3 and 4 that the Executive execute and deliver to the Company a release in form and substance satisfactory to the Company pursuant to which the Executive unconditionally and irrevocably waives, relinquishes and forever releases and discharges the Company and its officers, directors, shareholders, employees, agents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, the "Company Indemnitees") from any and all claims, duties, causes of actions, demands, obligations, liabilities, rights, damages (including business, punitive or exemplary damages) of any kind or nature whether existing or contingent, then known or unknown, asserted or unasserted, whether in law,


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equity and administrative proceeding that the Executive then has or ever had against the Company Indemnitees since the beginning of the world through the date thereof including, but not limited to, any and all matters related in any way to the Executive's employment with or separation from the Company, as well as claims under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, any claim based on state anti-discrimination laws, any claim for wrongful discharge, and any alleged violation of public policy, contract or tort law, or any other federal, state, or local law; provided, however, that such release shall not apply to the terms and conditions of this Agreement, which shall remain valid and enforceable.

         11. Arbitration. In the case of any dispute under this Agreement, the Executive may initiate binding arbitration in Phoenix, Arizona, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at the Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of her termination or, if later, her receipt of notice of termination, or such longer period as may be reasonably necessary for the Executive to take such action if illness or incapacity should impair her taking such action within the 90-day period. The Company shall not have the right to initiate binding arbitration, and agrees that upon the initiation of binding arbitration by Executive pursuant to this
Section 11 the Company shall cause to be dismissed any judicial proceedings it has brought against the Executive relating to this Agreement. The Company authorizes the Executive from time to time to retain counsel of her choice to represent the Executive in connection with any and all actions, proceedings, and/or arbitration, whether by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, which may affect Executive's rights under this Agreement. The Company agrees (i) to pay the fees and expenses of such counsel, (ii) to pay the cost of such arbitration and/or judicial proceeding, and (iii) to pay interest to the Executive on all amounts owed to the Executive under this Agreement during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the base rate as announced from time to time by Healthcare Business Credit Corporation, or its successor.

         12. Binding on Successors. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Section 12 will apply in the event of any subsequent merger or consolidation or transfer of assets. In the event of any such merger, consolidation or sale of assets, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

         13. Withholding. All payments required to be made by the Company hereunder to the Executive or her dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.


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         14. No Duty to Mitigate. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by the Executive from other employment.

         15. No Contract of Employment. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; provided that the Executive shall have the right to receive upon termination of her employment the payments and benefits provided in this Agreement.

         16. No Other Severance. Payments made by the Company pursuant to this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to the Executive.

         17. Successors and Assigns. The provisions of this Agreement, shall be binding upon and shall inure to the benefit of the Executive, her executors, administrators, legal representatives, and assigns, and the Company and its successors.

         18. No Set-off. The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to the Executive, her dependents, beneficiaries, or estate provided for in this Agreement.

         19. Assignment. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude her from designating one or more beneficiaries to receive any amount that may be payable after her death and shall not preclude the legal representative of her estate from assigning any right hereunder to the person or persons entitled thereto under her will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to her estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

         20. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 20.


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         21. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation that certain letter agreement between the Company and the Executive dated June 16, 1998.

         22. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

         23. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Arizona.

         24. Miscellaneous.

            24.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            24.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            24.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                           VISTACARE, INC.


                                           By: /s/ Richard R. Slager
                                              ----------------------------------
                                               Chief Executive Officer

                                           /s/ Carla A. Davis
                                           -------------------------------------